UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASML Holding N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (IRS Employer Identification No.)

De Run 6501 5504 DR Veldhoven The Netherlands Tel: 31-40-268-3000 (Address of Principal Executive Offices)

Brion Technologies, Inc., 2002 Stock Option Plan (as amended on March 25, 2005; March 24, 2006; and November 17, 2006)

ASML US, Inc. 8555 South River Parkway Tempe, Arizona 85284 (Name and Address of Agent For Service)

480 383 4422 (Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard A. Ely, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf, London E14 5DS United Kingdom
CALCULATION OF REGISTRATION FEE

Title of Each	Amount to be
Class of Securities	Registered	Proposed Maximum	Proposed Maximum	Amount of Registration
to be Registered	(1)	Offering Price per Share (2)	Aggregate Offering Price	Fee (3)

Ordinary shares, nominal value EUR 0.02 per share	936,461	$2.07	$1,938,474.20	$59.51

Total	936,461	—	$1,938,474.20	$59.51

(1)	This Registration Statement shall also cover any additional ordinary shares, nominal value Euro 0.02 per share (the “Ordinary Shares”) of ASML Holding N.V. which become issuable under the Brion Technologies, Inc., 2002 Stock Option Plan (as amended on March 25, 2005; March 24, 2006; and November 17, 2006) (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares.

(2)	Pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”), the proposed maximum offering price of the Ordinary Shares being registered hereby is the price at which the options may be exercised.

(3)	In accordance with Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price of the Ordinary Shares of $1,938,474.20.

EXPLANATORY NOTE
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
Exhibit Index
EX-4.3
EX-5.1
EX-23.1

EXPLANATORY NOTE
The Ordinary Shares registered under this Registration Statement are the 936,461 Ordinary Shares issuable by the Registrant in connection with the exercise of options to purchase shares of Brion Technologies, Inc. (“Brion”) common stock that were granted under the Plan and were converted into options to purchase Ordinary Shares as described below.
On March 7, 2007, Botanix, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), merged (the “Merger”) with and into Brion pursuant to the Agreement and Plan of Merger, dated as of December 18, 2006, and amended as of March 5, 2007, by and among the Registrant, Merger Sub, Brion, and Winston S. Fu, as stockholder representative (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, the outstanding stock options granted under the Plan are no longer exercisable for Brion common stock but, instead, are exercisable for Ordinary Shares. Options to purchase Brion common stock under the Plan have been converted into 936,461 options to purchase Ordinary Shares based on the Option Exchange Ratio, as set forth in the Merger Agreement. The weighted average exercise price of these options is $2.07.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by ASML Holding N.V. (the “Registrant”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:
(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006;
(b) the Registrant’s Report of a Foreign Private Issuer on Form 6-K filed with the Commission on April 19, 2007; and
(c) the description of the Ordinary Shares, contained in the Registrant’s Report of a Foreign Private Issuer on Form 6-K filed with the Commission on June 28, 2006.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, reports on Form 6-K we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the securities offered hereby has been passed upon by the general counsel of the Registrant, who participates in stock option plans of the Registrant.
Item 6. Indemnification of Directors and Officers.
The articles of association of the Registrant require the Registrant to indemnify members of the supervisory board and board of management against liabilities (including legal expenses) incurred due to acts or omissions in acting in such capacity, except (i) to the extent that a court in the Netherlands irrevocably establishes that such acts or omissions are the result of willful misconduct or intentional recklessness (unless the denial of indemnification or reimbursement of expenses would be, in view of all circumstances, contrary to reasonableness and fairness), and (ii) to the extent that such losses are reimbursed by insurance. In addition, the Registrant’s articles of association provide that at each ordinary annual general meeting of shareholders, the shareholders may discharge the supervisory board and the board of management from liability for the performance of their respective duties in the preceding financial year. Under Netherlands’ law, this discharge is not absolute, and would not be effective as to any matter not disclosed in the annual accounts of the Registrant and the report of the board of management, as presented to or adopted by the general meeting of shareholders. Members of the board of management and the supervisory board of the Registrant are also party to agreements with the Registrant providing for indemnification by the Registrant in circumstances similar to those provided for in the Registrant’s articles of association as described above. In addition, members of the board of management, the supervisory board and certain officers of the Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	English Translation of the Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 28, 2006)

4.2	Specimen Certificate for New York Shares (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 6, 2000)

4.3	Brion Technologies, Inc., 2002 Stock Option Plan (as amended on March 25, 2005; March 24, 2006; and November 17, 2006)*

5.1	Opinion of Robert F. Roelofs regarding the legality of the securities being registered*

23.1	Consent of Deloitte Accountants B.V.*

23.2	Consent of Robert F. Roelofs (included in his opinion filed as Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*
* Filed herewith

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Veldhoven, The Netherlands on this, the 20th day of April 2007.

ASML Holding N.V.
By:	/s/ Eric Meurice
Eric Meurice
President, Chief Executive Officer and Chairman of the Board of Management

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes Eric Meurice, Peter T.F.M. Wennink and Robert F. Roelofs (with full power to each of them to act alone), with full power of substitution and resubstitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with exhibits thereto, and any other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such person, each with full power of substitution and resubstitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with exhibits thereto, and any other documents in connection therewith.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on this, the 20th day of April 2007.

/s/ Eric Meurice
Eric Meurice
President, Chief Executive Officer and Chairman of the Board of Management

/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Executive Vice President and Chief Financial Officer, Member of Board of Management (Principal Accounting Officer and Principal Financial Officer)

/s/ Arthur P.M. van der Poel
Arthur P.M. van der Poel
Chairman of the Supervisory Board

/s/ Jan A. Dekker
Jan A. Dekker
Member of the Supervisory Board

/s/ Fritz W. Fröhlich
Fritz W. Fröhlich
Member of the Supervisory Board

/s/ Jos W.B. Westerburgen
Jos W.B. Westerburgen
Member of the Supervisory Board

/s/ Ieke C.J. van den Burg
Ieke C.J. van den Burg
Member of the Supervisory Board

/s/ O.B. Bilous
O.B. Bilous
Member of the Supervisory Board

/s/ W.T. Siegle
W.T. Siegle
Member of the Supervisory Board

ASML US, INC. Authorized Representative in the United States:
/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Authorized Officer

Exhibit Index

Exhibit No.	Description
4.1	English Translation of the Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 28, 2006)

4.2	Specimen Certificate for New York Shares (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 6, 2000)

4.3	Brion Technologies, Inc., 2002 Stock Option Plan (as amended on March 25, 2005; March 24, 2006; and November 17, 2006)*

5.1	Opinion of Robert F. Roelofs regarding the legality of the securities being registered*

23.1	Consent of Deloitte Accountants B.V.*

23.2	Consent of Robert F. Roelofs (included in his opinion filed as Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*
* Filed herewith